Exhibit 5.1

October 26, 2020

RespireRx Pharmaceuticals Inc.

126 Valley Road, Suite C

Glen Rock, New Jersey 07452

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to RespireRx Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 by the Company under the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement relates to the offer and sale by White Lion Capital, LLC (“White Lion”) as selling stockholder of up to 115,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), that are issuable pursuant to an equity purchase agreement by and between White Lion and the Company, dated as of July 28, 2020 (the “Equity Purchase Agreement”) and a registration rights agreement, by and between White Lion and the Company, dated as of July 28, 2020 (the “Registration Rights Agreement”), and such presently indeterminate number of shares of Common Stock that may be offered or issued to adjust for stock splits, stock dividends, or similar transactions.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Second Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, the Registration Statement, including the prospectus included therein, the Equity Purchase Agreement, the Registration Rights Agreement, the Letter Agreement between White Lion and the Company, dated as of October 21, 2020, the Letter Agreement between White Lion and the Company, dated as of October 23, 2020, resolutions of the Board of Directors of the Company relating to the Equity Purchase Agreement, the Registration Rights Agreement and the issuance of the Shares, and such other documents and corporate records that we have deemed necessary for the issuance of this opinion. In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company. As to all issues of fact material to this opinion, we have relied on representations of officers of the Company and upon certificates and other comparable documents of public officials and of officers of the Company. Except as otherwise indicated, we have not undertaken any independent investigation of factual matters.

This opinion letter is limited to the Delaware General Corporation Law. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. For purposes of this opinion letter, we have assumed that a sufficient number of authorized but unissued shares of Common Stock will be available for issuance when the Shares are issued and that no Shares will be issued for less than par value thereof.

Based on the foregoing and having regard for such other legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized for issuance by all requisite action on the part of the Company and, when and if issued and paid for in accordance with the terms and conditions of the Equity Purchase Agreement, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP